Exhibit 8.2

March 11, 2016

SciVac Therapeutics Inc.

Gad Feinstein Road

P.O. Box 580

Rehovot, 7610303

Israel

Dear Sirs/Mesdames:

Re: SciVac Therapeutics Inc. (“SciVac”) Form F-4

We have acted as Canadian tax counsel to SciVac in connection with the proposed merger between Seniccav Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of SciVac, and VBI Vaccines Inc. (“VBI”), pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among SciVac, Merger Sub, and VBI, dated October 26, 2015, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of December 17, 2015, with VBI surviving as a wholly-owned subsidiary of SciVac. Pursuant to the Agreement, the shareholders of VBI will receive common shares of SciVac (the “Common Shares”).

We provided this opinion in connection with the registration of the Common Shares under the Form F-4 filed by SciVac on the date hereof (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”).

We have participated in the preparation of the discussion set forth in the section entitled “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer” in the Registration Statement. In our opinion, such discussions, constitutes, in all material respects an accurate summary of the Canadian federal income tax matters described therein subject to the qualifications, assumptions and limitations stated therein.

We express our opinion herein only as to those matters of Canadian federal income tax specifically set forth under the caption “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Agreement under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.

The opinions expressed herein are as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressed stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP